UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Macatawa Bank Corporation
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10753 Macatawa Drive
Holland, Michigan  49424

March 22, 2018

Dear Shareholder:

We cordially invite you to attend our 2018 annual meeting of shareholders.  The meeting will be held on Tuesday, May 8, 2018, at 9:00 a.m. local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

At the meeting, we will elect directors, vote on advisory approval of executive compensation, ratify appointment of our independent auditors and conduct any other business that properly comes before the meeting.  We will also present a report on our business.

We have enclosed a notice of the meeting, proxy statement and proxy.  The proxy statement includes information about the nominees for director, the proposals that will be voted on at the meeting, the different methods you can use to vote your proxy, and other important information.  Also enclosed is our annual report for the year ended December 31, 2017.  You should read these documents carefully.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own.  Please sign, date and return the enclosed proxy as soon as possible, regardless of whether or not you plan to attend the annual meeting.  Voting your shares before the meeting will not affect your right to vote in person if you attend the meeting.

Sincerely,

Richard L. Postma Chairman of the Board

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MACATAWA BANK CORPORATION

10753 Macatawa Drive
Holland, Michigan  49424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2018 annual meeting of shareholders of Macatawa Bank Corporation will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, on Tuesday, May 8, 2018, at 9:00 a.m. local time.  At the meeting, we will consider and vote on:

1	Election of three directors to hold office for a three year term
2.	Advisory approval of executive compensation
3.	Ratification of appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2018

We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on March 12, 2018.  The enclosed proxy statement is first being sent to our shareholders on approximately March 22, 2018.  A copy of our annual report for the year ended December 31, 2017 is enclosed with this notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 8, 2018:  Our proxy statement and annual report for the year ended December 31, 2017, which accompany this notice, are available for viewing, printing and downloading on the Internet at www.proxyvote.com or in the "Investor Relations" section of our website, www.macatawabank.com.  In addition, you may obtain free of charge electronic copies of all of our filings with the U.S. Securities and Exchange Commission from this section of our website.

BY ORDER OF THE BOARD OF DIRECTORS
Jon W. Swets
Secretary
March 22, 2018

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MACATAWA BANK CORPORATION

PROXY STATEMENT
dated March 22, 2018

For the Annual Meeting of Shareholders
to be held May 8, 2018

Questions and Answers about the Proxy Materials and Our 2018 Annual Meeting

Q.	Why am I receiving these materials?

A.
The Company's Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Macatawa Bank Corporation 2018 annual meeting of shareholders.  The meeting will take place on Tuesday, May 8, 2018, at 9:00 a.m., local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.  You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What information is contained in these materials?

A.
The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of named executive officers and directors, and other important information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately March 22, 2018.

Q.	What proposals will be voted on at the annual meeting?

A.	Three proposals will be voted on at the annual meeting:

(1)	Election of three directors to hold office for a three year term;
(2)	Advisory approval of executive compensation ("Proposal 2"); and
(3)	Ratification of the appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2018 ("Proposal 3").

In addition, any other business that properly comes before the meeting will be considered and voted on at the meeting.  As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting.

Q.	How does the Company's Board of Directors recommend that I vote?

A.	Your Board of Directors recommends that you vote, as follows:

(1)	FOR election of all director nominees;
(2)	FOR Proposal 2;
(3)	FOR Proposal 3.

Q.	Who may vote?

A.
You may vote at the annual meeting if you were a shareholder of record of Macatawa common stock at the close of business on March 12, 2018.  Each shareholder is entitled to one vote per share of Macatawa common stock on each matter presented for a shareholder vote at the meeting.  As of March 12, 2018, there were 34,017,977 shares of Macatawa common stock outstanding.

Q.	How do I vote?

A.
If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting.  If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of all director nominees, for Proposal 2 and for Proposal 3.  If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.

Q.	How do I vote if I hold my shares in "street name"?

A.
If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions.  Please use the voting forms and instructions provided by your broker or its agent.  These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish.  If you are a street name holder and want to change your vote, you must contact your broker.  Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following three things:

●	by delivering written notice of revocation to Macatawa's Secretary, Jon W. Swets, at 10753 Macatawa Drive, Holland, Michigan 49424;

●	by delivering a proxy bearing a later date than the proxy that you wish to revoke; or

●	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy.  Your latest dated valid vote that we receive is the vote that we will count.

Q.	Does my broker have discretionary authority to vote my shares?

A.
If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain "routine" matters.  We expect that Proposal 3 will be considered a routine matter and your broker will have discretionary authority to vote your shares on that proposal.  Your broker will not have discretionary authority to vote your shares on election of directors and Proposal 2 as these are not considered routine matters.  It is important that you promptly provide your broker with voting instructions if you want your shares voted on election of directors and Proposal 2.

Q.	What are broker non-votes?

A.
Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares.

Q.	What is the quorum requirement for the annual meeting?

A.
To conduct business at the annual meeting, a quorum of shareholders must be present.  The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Macatawa common stock entitled to vote at the meeting is necessary for a quorum.  To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A.
Election of Directors.  A plurality of the shares voting is required to elect directors.  This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions.  Broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Advisory Approval of Executive Compensation.  Proposal 2 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on Proposal 2 in person or by proxy will not be included in the vote count.

Ratification of Appointment of BDO USA, LLP as Independent Auditors.  Proposal 3 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on Proposal 3 in person or by proxy will not be included in the vote count.

Required Vote for Other Matters.  We do not know of any other matters to be presented at the meeting.  Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum.

In addition, our Bylaws allow the Chairman of the Board to adjourn the meeting if a quorum is not present, if disorder arises or if he determines that no further matters may properly come before the meeting.

If a quorum is not present at the meeting, or if the necessary votes to approve any of the proposals described in this proxy statement have not been obtained, we expect to adjourn the meeting to solicit additional proxies.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the annual meeting.

Use of Terms

In this proxy statement, "we," "us," "our," the "Company" and "Macatawa" refer to Macatawa Bank Corporation, the "Bank" refers to Macatawa Bank, and "you" and "your" refer to each shareholder of Macatawa Bank Corporation.

Proposal 1

Election of Directors

The Governance Committee and the Board of Directors have nominated the following individuals for election as a director of Macatawa for a three-year term expiring at the 2021 annual meeting of shareholders:

Ronald L. Haan
Douglas B. Padnos
Richard L. Postma

Biographical information concerning the nominees appears below under the heading "The Board of Directors."

The proposed nominees are willing to be elected and to serve as a director.  If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee.  If a substitute nominee is selected, the shares represented by your proxy will be voted for the election of the substitute nominee.  If a substitute is not selected, all proxies will be voted for the election of the remaining nominees.

Your Board of Directors and Governance Committee,
which consists entirely of independent directors,
recommend that you vote FOR election of each nominee as a director.

Proposal 2

Advisory Approval of Executive Compensation

Section 14A of the Securities Exchange Act of 1934 requires that the Company provide its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.

This proposal (sometimes referred to as a "Say-on-Pay" proposal), gives you as a shareholder the opportunity to approve or not approve the compensation of the named executive officers through the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

The Company believes that our executive compensation programs appropriately align our named executive officers' incentives with shareholder interests and are designed to attract and retain high quality, executive talent. We believe that our executive compensation policies are and have been conservative within the industry and in comparison with the compensation policies of competitors in the markets that we serve.  We also believe that both the Company and shareholders benefit from responsive corporate governance policies and dialogue.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy and compensation programs described in this proxy statement.

The vote is advisory and not binding upon the Company, the Board of Directors or the Compensation Committee, and may not be construed as overruling a decision by the Board or creating an additional fiduciary duty of the Board. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when making future decisions regarding executive compensation.

The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers on an annual basis.  The next such vote will occur at the 2019 annual meeting of shareholders.

Your Board of Directors and Compensation Committee,
which consists entirely of independent directors,
recommend that you vote FOR Proposal 2.

Proposal 3

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed BDO USA, LLP as the Company's independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2018, and to perform such other appropriate audit services as may be approved by the Audit Committee.  The Board of Directors and the Audit Committee propose and recommend that shareholders ratify the appointment of BDO USA, LLP to serve as the Company's independent auditors for the year ending December 31, 2018.

More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Auditors" and "Audit Committee Report."

If the shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will consider a change in auditors for the next year.

Your Board of Directors and Audit Committee,
which consists entirely of independent directors,
recommend that you vote FOR Proposal 3.

Board of Directors

General

The Board of Directors currently consists of 10 directors.  The Board of Directors is divided into three classes, with each class as nearly equal in number as possible.  Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year.

Qualifications and Biographical Information

The Governance Committee has not established specific, minimum qualifications for director nominees.  The Governance Committee will consider candidates for director who have the skills, experiences (whether in business or in other areas such as public service or academia), particular areas of expertise, and other characteristics to enable them to best contribute to the success of the Company.  Director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of shareholders.  Additionally, director nominees should have sufficient time to effectively carry out their duties.

Biographical information concerning the directors and the nominees for election to the Board of Directors, and the specific experience, qualifications, attributes and skills that led to the conclusion of the Governance Committee and the Board of Directors that the person should serve as a director, is presented below.  Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Director with Terms Expiring in 2021

Ronald L. Haan, age 64, has been a director of the Company and the Bank since 2009.  Mr. Haan is Chief Executive Officer and President of the Company and the Bank. Mr. Haan served as Executive Vice President of Macatawa Bank from September 2005 until August 12, 2009.  Mr. Haan was appointed as a director and Co-Chief Executive Officer, Secretary and Treasurer of the Company on February 9, 2009.  In August 2009, Mr. Haan was appointed Chief Executive Officer and President of the Company and the Bank.  Prior to September 2005, Mr. Haan was employed as an Executive Vice President of Fifth Third Bank.  Mr. Haan also served as the President and Chief Operating Officer of Ottawa Financial Corporation and AmeriBank, a position held since 1989.  Mr. Haan served as a Director of Ottawa Financial Corporation, and AmeriBank.  He has been in banking since 1975 working in various capacities. In addition to banking experience, he has also served in his community by serving as a director of Pine Rest Christian Mental Health, the Barnabas Foundation, Grand Rapids Christian School Association and CRC Loan Fund, Inc. In nominating Mr. Haan, the Governance Committee considered as important factors his extensive banking experience, his service to and familiarity with the Company, his experience working in public companies, his familiarity with and ability to understand financial statements, and his community involvement.

Douglas B. Padnos, age 63, has been a director of the Company since 2009 and a director of the Bank since 2007.  Mr. Padnos has been a leader in our business community for many years.  After 12 years in sales and sales management in the residential and contract furniture industry, he joined his family business, Padnos, a recycling company, where he has served as Executive Manager of the Paper and Plastics division since 1989 and now serves as Executive Vice President.  He has also served as President of the Holland Area Arts Council, VP and Trustee of the Grand Rapids Art Museum and has supported other not–for-profit organizations including the Boys & Girls Club and Hospice of Holland.  Mr. Padnos is a 1977 graduate of the University of Michigan.  In nominating Mr. Padnos, the Governance Committee considered as important factors his extensive business experience, his familiarity with the markets in which we operate, his familiarity with and ability to understand financial statements, and his extensive work for not-for-profit organizations.

Richard L. Postma, age 67, has been a director of the Company and the Bank since 2009.  Mr. Postma is Chairman of the Board of the Company.  Mr. Postma was selected by the Board of Directors in the fall of 2009 to serve as a director and Chairman because of his stature as a successful and respected business leader in West Michigan.  Mr. Postma is Chief Executive Officer and co-founder of U.S. Signal Company, L.L.C., the Midwest's largest fiber optic carrier network.  Mr. Postma currently holds several leadership positions with a variety of other companies, serving as Chairman of TurnKey Network Solutions, LLC, a telecommunications contractor focused on infrastructure solutions, R.T. London, Inc., a designer and manufacturer of high-quality durable furniture, and P&V Capital Holdings, L.L.C.  He recently served on the Board of Directors of AboveNet, Inc. (NYSE: ABVT), where he was a member of the Audit Committee, Compensation Committee, and Strategy Committee.  AboveNet, Inc. was sold and delisted by way of a sale to Zayo Communications in July of 2012.  He has also served as Co-Chairman and Chief Executive Officer of U.S. Xchange, LLC and has previously served on the Board of Directors and the Audit Committee of Choice One Communications, Inc. (NYSE: CWON).  Since joining our Company, Mr. Postma has been working very closely with other directors and the Bank's leadership team to provide strategic direction, improve shareholder value and grow Company profitability.  In nominating Mr. Postma, the Governance Committee considered as important factors his extensive business experience, his reputation as a respected business leader in our community, his experience working with public companies, his familiarity with and ability to understand financial statements, and his extensive community involvement.

Nominees for Director with Terms Expiring in 2020

Mark J. Bugge, age 49, has been a director of the Company and the Bank since 2008. Mr. Bugge is the Chief Financial Officer of VA Enterprises, LLC, located in Grand Rapids, Michigan, which operates as the office representing the Van Andel family. The core holding for the family is Amway Corporation, which was co-founded by the late Jay Van Andel.  Mr. Bugge graduated from Central Michigan University and earned an M.B.A. from Davenport University.  He worked for Amway in a variety of finance positions from 1992 through 2000.  Since 2000, Mr. Bugge's responsibilities and experience includes oversight of internal and external staff, finance, risk management, human resources, portfolio investments, hotel operations and also serving as a family liaison with Amway.  Mr. Bugge serves as a board member or officer of the VA Fund, Inc., Adabelle Capital, Knighthead Annuity's Life Assurance Company, and Knighthead Holdings, Ltd., Twinlab Consolidated Company, and serves as Chairman of the Investment Committee of Grand Rapids Public Museum.

On November 5, 2008, the Company entered into a Board Representation Agreement with White Bay Capital, LLC, a Michigan limited liability company, under which the Company agreed to take all necessary action to cause one person designated by White Bay Capital to be elected to the Company's Board of Directors for so long as White Bay Capital continues to own shares of preferred and common stock that represent at least 3.0% of the outstanding voting shares of capital stock of the Company.  Mr. Bugge is the director designated by White Bay Capital.

VA Enterprises, LLC and White Bay Capital, LLC are both companies directly and indirectly owned and controlled by the descendants of the late Jay Van Andel.  Mr. Bugge receives compensation from VA Enterprises, LLC for performing a variety of duties, which routinely include representing the interests of the Van Andel family by serving as a board member or officer of a variety of entities in which the family has an interest.  Mr. Bugge assigns all compensation he receives for service as a director, committee member and committee chairman of Macatawa and Macatawa Bank to White Bay Capital.  No part of Mr. Bugge's compensation from VA Enterprises, LLC is identified as attributable to his service as a director of Macatawa and Macatawa Bank.

Birgit M. Klohs, age 66, has been a director of the Company since September 2010 and a director of the Bank since 2003.  Ms. Klohs is President & Chief Executive Officer of The Right Place, Inc., located in Grand Rapids, and has held these positions since 1987. The Right Place, Inc. is the regional economic development organization for the retention, expansion and attraction of businesses to the West Michigan Area.  Ms. Klohs also serves on the ADAC Automotive board of directors, the Priority Health board of directors, the Aeronautics Board of Gerald R. Ford International Airport, the International Crossing Authority, the Grand Rapids Area Chamber board of directors, the Grand Action Executive Committee, and the Kent County-Grand Rapids Convention/Arena Authority.  Her past board memberships include Spectrum Health Systems, Local Development Finance Authority (SmartZone), Western Michigan University Board of Trustees, Michigan Economic Development Corporation, Grand Rapids Symphony, Economic Club of Grand Rapids, the Van Andel Public Museum, and Heart of West Michigan United Way.  Ms. Klohs has received numerous awards over her distinguished career.  Recent awards include the International Economic Development Counsel Jeffrey A. Finkle Organizational Leadership Award for 2016, recognition as one of Crain's 100 Most Influential Women in 2016, induction into the Michigan Business and Professional Association Michigan Business Women Hall of Fame in 2017, the Grand Rapids Economic Club's Business Person of the Year in 2017, the David and Carol Van Andel Leadership Award in 2017 and the Western Michigan University Distinguished Alumni Award in 2017. In nominating Ms. Klohs, the Governance Committee considered as important factors her extensive business experience, her extensive work in promoting economic development in West Michigan, her familiarity with the markets in which we operate, her familiarity with and ability to understand financial statements, and her extensive work for not-for-profit organizations.

Thomas P. Rosenbach, age 62, has been a director of the Company and the Bank since October 2010.  Mr. Rosenbach has been a Partner with Beene Garter LLP, a certified public accounting and tax consulting firm, since 1990 and he currently serves as Managing Partner of the firm.  He brings over 30 years of experience in public accounting, specializing in construction, real estate, manufacturing and wholesale distribution industries.  Mr. Rosenbach is a member of the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants and Moore Stephens North America, where he previously served as chairman. He is active in the West Michigan community, having served on the boards of Pine Rest Christian Hospital and the Associated Builders and Contractors of West Michigan.  He previously served on the audit committee for Pine Rest Christian Hospital.  In nominating Mr. Rosenbach, the Governance Committee considered as important factors his extensive accounting and finance experience, his ability to understand financial statements and qualify as an "audit committee financial expert," his experience working with public companies, his reputation as a respected business leader in our community, and his extensive community involvement.

Directors with Terms Expiring in 2019

Charles A. Geenen, age 59, has been a director of the Company since September 2010 and a director of the Bank since 2008.  Mr. Geenen has been President of GDK Construction Co. in Holland since 1982 and is associated with Geenen DeKock Properties LLC, a commercial real estate development company.  Mr. Geenen is a licensed builder and licensed real estate sales professional.  Mr. Geenen has previously served on the City of Holland Downtown Development Authority and Strategic Planning Committee and City of Holland Building Board of Appeals as well as the Trinity Christian College Board of Trustees.  In nominating Mr. Geenen, the Governance Committee considered as important factors his extensive business experience, his familiarity with the markets in which we operate, his familiarity with and ability to understand financial statements, and his extensive work for municipal and not-for-profit organizations.

Robert L. Herr, age 72, has been a director of the Company and the Bank since October 2010.  Mr. Herr, a former Partner with Crowe Horwath LLP, a public accounting and consulting firm, retired in 2007 after 40 years with the firm. He has worked with private and public clients across many business sectors. Mr. Herr spent over 15 years as a member of the firm's Financial Institutions Practice, and his experience includes extensive regulatory interaction and knowledge of publicly traded bank holding companies. In addition to his client work, Mr. Herr served for six years on the firm's executive committee and was the Chair of the firm's Audit Committee for two years.  Mr. Herr also serves on the board and is the Chair of the Audit Committee of Agility Health, Inc. (AHI.V - Toronto TSX-V Exchange) which provides rehabilitation services in 18 states nationwide in a variety of settings, including outpatient clinics, hospitals, long-term care facilities and employer work sites.  Mr. Herr is active in the West Michigan community serving as Board Chair of the Downtown Improvement District.  He is a Board Member of the Mercy Health Physicians Partners, Jandernoa Entrepreneurial Mentoring, First Steps Commission, Emmanuel Hospice, Downtown Grand Rapids, Inc., and Western Michigan University Foundation, and Treasurer of the Economic Club of Grand Rapids.  He is the past board chair of St. Mary's Health Care, YMCA of Greater Grand Rapids and Heart of West Michigan United Way.  Mr. Herr was awarded the 2006 National Kidney Foundation's Galaxy Award for Business, the 2007 Michigan Association of CPS' Public Service Award, in 2009 was the initial inductee into the Academy of Outstanding Alumni, of the Department of Accountancy at Western Michigan University and in 2016 was recognized by the Haworth College of Business with an Outstanding Alumni Achievement Award.  In nominating Mr. Herr, the Governance Committee considered as important factors his extensive accounting and finance experience, his ability to understand financial statements and qualify as an "audit committee financial expert," his experience working with public companies, in particular his work with public financial institutions, his reputation as a respected business leader in our community, and his extensive community involvement.

Michael K. Le Roy, age 50, has been a director of the Company since December 2015 and a director of the Bank since December 2015.  Dr. Le Roy is the President of Calvin College. Dr. Le Roy joined Calvin College in 2012, after serving as the Executive Vice President, Academic Affairs and Dean of Faculty for Whitworth University and earlier as a department chair and associate professor of political science and international relations at Wheaton College. Dr. Le Roy has been a speaker at the Council of Independent Colleges, the American Council on Education, and the Council for Christian Colleges and Universities on themes of organizational effectiveness, change management, governance, transparency, risk, and crisis management. He has also presented at continuing education seminars on governance, higher education finance, risk management, and audit. Dr. Le Roy serves as an ex-officio member of the Calvin College audit committee, and also serves as a member of the board of directors of Michigan Independent Colleges and Universities.  In nominating Dr. Le Roy, the Nominating Committee considered as important factors his familiarity with and ability to understand financial statements, his insights on the fast changing world of higher education and his professional and educational expertise in our communities.

Thomas J. Wesholski, age 72, has been a director of the Company since 2009 and a director of the Bank since 2004.  Mr. Wesholski is a long time banker, joining the Company in 2002 with our acquisition of Grand Bank.  From 2002 to 2004, he served as Executive Vice President of Macatawa Bank, responsible for development and growth of our bank franchise in Kent County.  He served as President, Chairman and Chief Executive Officer of Grand Bank, working there from 1997 until 2002.  Prior to joining Grand Bank, Mr. Wesholski was a Senior Vice President in various corporate positions with First Michigan Bank Corporation from 1988 to 1997, with responsibilities in West Michigan.  He served in various senior level positions at Michigan National Bank in Grand Rapids from 1967 to 1988, including President of Michigan National Bank – Central from 1985 to 1988.  He is also very active serving various community organizations.  Mr. Wesholski currently serves as board member or trustee at Catholic Charities, Grand Rapids Building Authority and Grand Rapids Diocesan Finance Council and serves as Chairperson for St. Ann's Heritage of Care.  He has served as a director or trustee for Grand Rapids Public Museum Foundation, Grand Rapids Tax Assessors Appeals Board, Mary Free Bed Rehabilitation Hospital, Priority Health, Grand Rapids Building Authority, Grand Rapids Downtown Development Authority, Grand Rapids Chamber of Commerce, Peninsular Club, and many others.  He also previously served as interim Executive Director of the Grand Rapids Public Museum and the Grand Rapids Opera.  In nominating Mr. Wesholski, the Governance Committee considered as important factors his extensive banking experience, his service to and familiarity with the Company, his familiarity with and ability to understand financial statements, his historical experience with Grand Bank, and his extensive community involvement.

Board Committees

Macatawa's Board of Directors has three standing committees:

●	Audit Committee
●	Compensation Committee
●	Governance Committee

The table below shows each person currently serving as a director, whether the person is an independent director and each committee on which the person serves.

Director	Independent Director(1)	Audit Committee	Compensation Committee	Governance Committee
Mark J. Bugge	Yes	Chairman		Member
Charles A. Geenen	Yes		Member
Robert L. Herr	Yes	Member	Member
Ronald L. Haan	No
Birgit M. Klohs	Yes	Member		Member
Michael K. Le Roy	Yes	Member	Member
Douglas B. Padnos	Yes		Member	Member
Richard L. Postma	Yes	Member	Chairman	Chairman
Thomas P. Rosenbach	Yes	Member	Member	Member
Thomas J. Wesholski	Yes	Member

(1)
Independent as that term is defined in Nasdaq Listing Rules for service on the Board of Directors and each committee on which the director serves.  In making this determination, the Company considered all ordinary course loan and other business transactions between the director and Macatawa Bank.

Audit Committee

The Board of Directors has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to assist the Board in fulfilling its duties with respect to accounting, auditing, financial reporting, internal control, and legal compliance.  The Audit Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements.  The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditor and management with regard to accounting, reporting, and internal controls. Mr. Bugge serves as the Chairman of the Audit Committee.  During 2017, the Audit Committee met eight times.

The Audit Committee represents the Board of Directors in oversight of:

●	the integrity of the financial reports and other financial information disclosed by the Company;

●	the Company's systems of disclosure controls and procedures and internal controls over financial reporting;

●	legal compliance and the establishment of a code of ethics;

●	independence and performance of the Company's independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

●	the Company's auditing, accounting and financial reporting processes generally;

●	the Bank's risk management and loan review functions; and

●	compliance with orders, agreements, understandings, resolutions or similar commitments or with regulatory agencies with authority over the Company or the Bank.

The Audit Committee has the full power and authority to perform the responsibilities of a public company Audit Committee under applicable law, regulations, stock exchange listing standards, generally accepted accounting principles, and public company custom and practice.  The Audit Committee may establish subcommittees of the Audit Committee and delegate authority and responsibility to subcommittees or any individual member of the Audit Committee.  The Audit Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Company.

The Audit Committee must be composed of three or more directors appointed by the Board of Directors, one of whom must be designated by the Board of Directors as the Chair.  Each member of the Audit Committee must be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member.  Each member of the Audit Committee must be an "independent director" as defined by Nasdaq Listing Rules and as required under rules and regulations of the Securities and Exchange Commission.  A director may not be a member of the Audit Committee if he or she participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.  Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement.

At least one member of the Audit Committee must be a person whom the Board has determined has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication and is an "audit committee financial expert" as that term is defined by applicable regulations of the Securities and Exchange Commission.  The Board of Directors has determined that Messrs. Herr and Rosenbach are each an "audit committee financial expert" under rules and regulations of the Securities and Exchange Commission.

The Audit Committee operates under a charter adopted by the Board of Directors.  A copy of the Audit Committee Charter is available in the "Investor Relations/Company Overview/Governance Documents" section of our website, www.macatawabank.com.

Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies.  The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules and public company custom and practice.  The Compensation Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees or any individual member of the committee.  The Compensation Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Company.  The Compensation Committee did not engage any compensation consultant in 2017.  Mr. Postma serves as the Chairman of the Compensation Committee.  The Compensation Committee met two times in 2017.

The Compensation Committee must be composed of three or more directors appointed by the Board of Directors, one of whom must be designated by the Board of Directors as the Chair.  Each member of the Compensation Committee must be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as a Compensation Committee member.  Each member of the Compensation Committee must be an "independent director" as defined by Nasdaq Listing Rules and as required under rules and regulations of the Securities and Exchange Commission.  In addition, each member of the Compensation Committee must be a "non-employee director" as defined by Securities and Exchange Commission Rule 16b-3.  Each member of the Compensation Committee must be free of any "compensation committee interlock" that would require disclosure by the Company under Securities and Exchange Commission Regulation S-K, Item 407.

The Compensation Committee operates under a charter adopted by the Board of Directors.  A copy of the Compensation Committee Charter is available in the "Investor Relations/Company Overview/Governance Documents" section of our website, www.macatawabank.com.

Governance Committee

The Governance Committee assists the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company's corporate governance.  The Governance Committee has full power and authority to perform the responsibilities of a public company nominating and governance committee under applicable law, regulations, stock exchange rules and public company custom and practice.  The Governance Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees or any individual member of the committee.  The Governance Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Company.  Mr. Postma serves as the Chairman of the Governance Committee.  During 2017, the Governance Committee met one time.

The Governance Committee must be composed of three or more directors appointed by the Board of Directors, one of whom must be designated by the Board of Directors as the Chair.  Each member of the Governance Committee must be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as a Governance Committee member.  Each member of the Governance Committee must be an "independent director" as defined by Nasdaq Listing Rules.

The Governance Committee operates pursuant to the Governance Committee Charter, a copy of which is available at the Company's website, www.macatawabank.com, under the "Investor Relations/Company Overview/Governance Documents" section.

Corporate Governance

Corporate Governance Policy

As part of its continuing efforts to improve corporate governance, the Board of Directors has adopted a comprehensive Corporate Governance Policy.  The policy is designed to promote accountability and transparency for the Board of Directors and management of the Company.  The policy contains guidelines regarding the responsibilities, membership, and structure of the Board of Directors, including policies addressing:

•	Board leadership;
•	Director independence, qualifications, diversity, education, retirement, evaluation and conflicts of interest; and
•	Majority vote requirement for uncontested elections

The policy also contains guidelines for other significant corporate governance matters, such as the Board of Directors' responsibility for risk management and succession planning.  The Corporate Governance Policy is available at the Company's website, www.macatawabank.com, under the "Investor Relations/Company Overview/Governance Documents" section.

Meetings of the Board of Directors

The Company's Board of Directors had twelve meetings in 2017.  During 2017, each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.  The Company encourages members of its Board of Directors to attend the annual meeting of shareholders.  All of the directors serving at May 2, 2017, except Ms. Klohs, attended the Company's 2017 annual meeting held on that date.

Meetings of Independent Directors

The Company's independent directors meet periodically in executive sessions without any management directors in attendance.  If the Board of Directors convenes a special meeting, the independent directors may hold an executive session if the circumstances warrant.

Director Nominations

The Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company's Board of Directors.  The Governance Committee has not established any specific, minimum qualifications for director nominees.  The Governance Committee will consider candidates for director who have the skills, experiences (whether in business or in other areas such as public service or academia), particular areas of expertise, and other characteristics to enable them to best contribute to the success of the Company.  Director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of shareholders.  Additionally, director nominees should have sufficient time to effectively carry out their duties.  The Governance Committee considers candidates based on their experience and expertise as well as demographics to appropriately reflect the diversity and makeup of our community and shareholders.  At least annually, the Governance Committee must assess the specific experience, qualifications, attributes, skills and contributions of each director and nominee to determine whether each director and nominee should serve, or continue to serve, as a director in light of the Company's business and structure.

The Company's Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors.  Shareholders entitled to vote in the election of directors may nominate a person to serve as a director if they provide written notice to the Company not later than sixty nor more than ninety days prior to the first anniversary date of the preceding year's annual meeting, in the case of an annual meeting, and not later than the close of business on the tenth day following the date on which notice of the meeting was first mailed to shareholders, in the case of a special meeting.  The notice must include (1) the name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder of stock entitled to vote at the meeting and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (3) a description of all arrangements between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as a director of the Company if elected.  Shareholders may propose nominees for consideration by submitting the required information in writing to: Jon W. Swets, Secretary, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, MI 49424-3119.

The Governance Committee will consider every shareholder nomination of a director that complies with the procedural requirements of the Company's Articles of Incorporation and report each such nomination and the Governance Committee's recommendation to the full Board of Directors.  The Governance Committee may also, in its discretion, consider shareholders' informal recommendation of possible nominees.

The Board of Directors and Governance Committee do not currently use the services of any third party search firm to assist in the identification or evaluation of board member candidates.  However, the Governance Committee has the authority to use such a firm in the future if it deems necessary or appropriate.

Leadership Structure

In 2010, we implemented changes to promote the independence and objectivity of the Board of Directors.  Five new, independent directors were appointed to the Company's Board of Directors that we believe strengthened the experience, skills, objectivity and independence of the Board.  The Boards of Directors of the Company and the Bank were consolidated, so that shareholders of the Company will in the future effectively elect all persons who serve on the Bank's Board of Directors.

Currently, the Company's Chairman of the Board and Chief Executive Officer are separate positions in recognition of the difference between the two roles.  The Chairman of the Board leads the Board of directors in adopting an overall strategic plan for the Company, sets the agenda for the meetings of the Board of Directors, presides over all meetings of the Board of Directors, and provides guidance to the Chief Executive Officer.  The Chief Executive Officer implements the strategic plan for the Company as adopted by the Board of Directors and leads the Company, its management and its employees on a day-to-day basis.  Because of these differences, the Company currently believes keeping the Chairman of the Board and Chief Executive Officer as separate positions is the appropriate leadership structure for the Company.

Oversight of Risk Management

The Company is exposed to a variety of risks and undertakes at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively.  During 2017, the Bank's enterprise risk management responsibilities were managed by the Chief Operating Officer, Chief Financial Officer, Chief Credit Officer and the Chief Risk Officer.

The Board of Directors, and the Audit Committee under authority and responsibility delegated by the Board of Directors, play a key role in the oversight of the Company's risk management.  To that end, the Board of Directors or the Audit Committee must periodically require and receive direct reports from the persons holding the following positions (which may be combined):

•	Chief Operating Officer

•	Chief Financial Officer

•	Chief Risk Officer

•	Independent Auditor

•	Chief Credit Officer

The Audit Committee, which is composed entirely of independent directors, has authority and responsibility to oversee the Company's internal audit function, and the risk management and loan review functions of the Bank.  Specifically, the Committee has the authority and responsibility to:

•	Oversee each function, including its personnel, resources, organizational structure, and relationship to the Company's overall business objectives.

•	Review the independence of the officers responsible for each function.

•
Inquire into whether the officers responsible for each function have sufficient authority, support, resources, and the necessary access to Company personnel, facilities and records to carry out their work.

•	Review reports of significant findings and recommendations and management's corrective action plans.

•	Establish and maintain channels for the officers responsible for each function to communicate directly with the Committee.

•	Review the performance of the officers responsible for each function.

The Chief Operating Officer, Chief Financial Officer, Chief Credit Officer and Chief Risk Officer meet with the Audit Committee on a quarterly basis to discuss the risks facing Macatawa, and highlight any new risks that may have arisen since they last met.

The Company has appointed the Chief Risk Officer as the key individual within the Company responsible for independent oversight of the Risk Management process, with direct functional and administrative reporting to the Audit Committee.  The Chief Risk Officer meets quarterly with the Audit Committee and attends all Board of Directors meetings to discuss the risks facing Macatawa.  The Chief Risk Officer works closely with members of management, including the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer, Chief Commercial Bank Officer, Chief Retail Banking Officer, Chief Technology Officer, Director of Operations, Director of Human Resources, outside legal counsel, and others.

The Chief Operating Officer, Chief Financial Officer, Chief Commercial Bank Officer, Chief Retail Banking Officer and Chief Risk Officer attend all regular, monthly meetings of the Board of Directors and report on credit metrics and risks facing the Bank.

The Loan Review function reports functionally to the Audit Committee and administratively to the Chief Risk Officer.

Majority Voting

The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company's shareholders.  If any director receives a greater number of votes "withheld" than votes "for" election in an uncontested election at an annual meeting of shareholders (a "Majority Withheld Vote"), then the Board will presume that such director does not have the full confidence of the shareholders.  A director receiving a Majority Withheld Vote must promptly offer his or her resignation from the Board to the Governance Committee upon certification of the shareholder vote.  The resignation will be effective if and when accepted by the Governance Committee.

The Governance Committee, which consists entirely of independent directors, will promptly consider the acceptance of the director's offer of resignation.  The director at issue will not participate in the consideration of or the vote on the offer of resignation.

The Governance Committee is expected to consider and vote upon acceptance or rejection of the offer of resignation in its sole discretion not later than the day of the next regularly scheduled meeting of the Board, which is held more than one week after the annual meeting of shareholders.  The Governance Committee is expected to evaluate whether or not the Majority Withheld Vote represented a failure of confidence in the director by the shareholders.  Examples of reasons why the Governance Committee may decline to accept a resignation include, but are not limited to, a conclusion that votes were withheld because of an identifiable cause that has subsequently been adequately addressed or a belief that the Majority Withheld Vote is attributable to technical issues or deficiencies in the proxy solicitation process.

The Company will disclose the Governance Committee's decision regarding the director's offer of resignation (and the reasons for rejecting the resignation offer, if applicable) in an appropriate filing with the Securities and Exchange Commission.

Term Limits

The Company does not have predetermined term limits for directors.  The Governance Committee will evaluate each director's continued services on the Board annually.  In connection with each nomination for re-election, each director will have an opportunity to confirm his or her desire to continue as a member of the Board.

Retirement

The Board of Directors believes that it is generally appropriate for directors to retire before the age of 70.  The Board of Directors recognizes, however, that the wisdom, experience and contribution of a director aged 70 years or older could benefit the Board and the Governance Committee may, in its discretion, nominate a director for re-election after his or her 70th birthday.  In 2016, the Governance Committee and the Board of Directors specifically considered that directors Robert L. Herr and Thomas J. Wesholski would be 70 years of age at the date of the annual meeting of shareholders held in 2016.  The Governance Committee and the Board of Directors concluded that the wisdom, experience and contribution of the Mr. Herr and Mr. Wesholski will continue to benefit the Board of Directors and determined that it was appropriate to nominate each of them for re-election after his 70th birthday.  Both Mr. Herr and Mr. Wesholski were nominated and elected to a three year term of service as directors ending in 2019.

Change in Employment or Independence

Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community.  A director who experiences a material change in his or her employment status must inform the Governance Committee as soon as practicable and is expected to promptly offer his or her resignation as a director to the Governance Committee.  The Governance Committee will consider and vote upon acceptance or rejection of the director's offer in its sole discretion, excluding the affected director from consideration of and voting on acceptance of the resignation.

An independent director who ceases to be an independent director under Nasdaq Listing Rules for any reason must inform the Governance Committee as soon as practicable and is expected to promptly offer his or her resignation as a director to the Governance Committee.  The Governance Committee will consider and vote upon acceptance or rejection of the director's offer in its sole discretion, excluding the affected director from consideration of and voting on acceptance of the resignation.

Other Board Memberships

Each executive officer of the Company must notify the Governance Committee before serving as a member of the board of directors of any other business organization.  The Governance Committee will review executive officers' membership on external boards of directors at least annually.  The Governance Committee may limit the directorships for any executive officer if it believes that they will interfere with the executive officer's responsibilities to the Company.

Security Holder Communication with Directors

The Company provides a process for security holders to send communications to the Board of Directors.  Such communications should be directed to Jon W. Swets, Secretary, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424.  The Secretary of the Company, or the Secretary's delegates, have discretion to adopt policies and procedures to implement and administer this communication process.  Security holder communications may be directed to the Board of Directors, a committee of the Board of Directors or to specific individual directors.  The Secretary has discretion to screen and not forward to directors, communications which the Secretary determines in his or her discretion to be communications unrelated to the business or governance of the Company and its subsidiaries, commercial solicitations, offensive, obscene or otherwise inappropriate.  The Secretary must, however, collect and organize all security holder communications which are not forwarded, and such communications must be available to any director upon request.

External Communications

The Board believes that the Chairman of the Board and management of the Company should speak for the Company.  Individual Board members who are not the Chairman of the Board or officers should not communicate with outside parties regarding corporate matters unless authorized by the Board, the Chairman of the Board or management.  If so authorized, Board members may communicate with various constituencies that are involved with the Company, subject to applicable law and the Company's policies regarding the disclosure of information.

Code of Ethics

As part of its continuing efforts to improve corporate governance, in 2011 the Board of Directors adopted a new and comprehensive Code of Ethics.  The code is intended to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the SEC and in all public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations; and

•	Prompt internal reporting to designated persons of violations of the code.

The Code of Ethics is available upon request by writing to the Chief Financial Officer, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424 and is also available on the Company's website, www.macatawabank.com, under the "Investor Relations/Company Overview/Governance Documents" section.

Problem Resolution Policy

The Company strongly encourages employees to raise possible ethical issues.  We maintain a problem resolution hotline to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters.  Users of the hotline may choose to remain anonymous.  We prohibit retaliatory action against any individual for raising legitimate concerns or questions, or for reporting suspected violations.

Board Diversity

The Board believes that the Company and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings.  The Governance Committee and the Board of Directors will consider such diversity in identifying director nominees.  There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board.

Independent Auditors
Fees

The aggregate fees billed or to be billed by the Company's independent auditors to Macatawa and its subsidiaries for 2017 and 2016 were as follows:

	2017	2016

Audit Fees(1)	$281,761	$213,537
Audit-Related Fees(2)	14,000	11,600
Tax Fees(3)	19,400	18,200
All Other Fees	0	0

(1)
Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, and related consultations.

(2)	Audit-related services consist principally of services related to the annual audit of the Bank's 401(k) plan.
(3)
Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence.  Tax compliance and preparation fees accounted for $19,400 and $18,200 of the total tax fees for 2017 and 2016, respectively.

Audit Committee Approval Policies

The Audit Committee has direct authority and responsibility to pre-approve all audit and permissible non-audit services provided to the Company by the Company's independent auditors.  In accordance with this authority and responsibility, the Audit Committee pre-approved all services performed by the Company's independent auditors during 2017 and 2016.

All pre-approvals of audit and permissible non-audit services granted by the Audit Committee must be reasonably detailed as to the particular services to be provided and must not result in the delegation of the Audit Committee's pre-approval responsibilities to management.  Pre-approvals of services granted by the Audit Committee must not use monetary limits as the only basis for pre-approval and must not provide for broad categorical approvals.  Any pre-approval policies or practices adopted by the Audit Committee must be designed to ensure that the Audit Committee knows what particular services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the independent auditors' independence.

The Audit Committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permissible non-audit services.  The decisions of any member to whom this authority is delegated must be reported to the full Audit Committee.

Non-audit services provided by the Company's independent auditors must not include any of the following:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Appointment of Independent Auditor

The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of issuing an audit report and performing other audit, review or attestation services for the Company.  The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting.  The independent auditors report directly to the Audit Committee.

The Audit Committee must review the performance of the independent auditors of the Company at least annually.  The Audit Committee must also review the independence, effectiveness and objectivity of the independent auditors of the Company at least annually.

The Audit Committee has direct authority and responsibility to oversee the independence of the independent auditors.  The Audit Committee must require receipt of, and must review, a formal written statement of the independent auditors delineating all relationships between the independent auditor and the Company, consistent with the standards of the Public Company Accounting Oversight Board.  The Audit Committee must discuss with the independent auditor the independent auditor's independence, including a discussion of any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.  If the Audit Committee is not satisfied with the independent auditors' assurances of independence, it must take or recommend to the full Board of Directors appropriate action to ensure the independence of the independent auditors.

The Audit Committee must discuss with the independent auditors the matters required to be discussed by applicable legal, regulatory, and stock exchange listing rule requirements relating to the conduct of the audit and any qualifications in the independent auditors' audit opinion.

The Audit Committee has appointed BDO USA, LLP to serve as the Company's independent registered public accounting firm for the year ending December 31, 2018.  BDO USA, LLP also served as the Company's independent registered public accounting firm for the year ended December 31, 2017.  BDO USA, LLP began serving as the Company’s independent registered public accounting firm for the year ended December 31, 2010.  Representatives of BDO USA, LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company's audited financial statements as of and for the year ended December 31, 2017. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company's audited financial statements as of and for the year ended December 31, 2017, management's assessment of the effectiveness of the Company's internal control over financial reporting, and the independent auditors' attestation report on the Company's internal control over financial reporting.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301.   The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.  This included consideration of the compatibility of non-audit services with the auditors' independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Management is responsible for the Company's financial reporting process, including its systems of internal control, and for the preparation of financial statements in accordance with generally accepted accounting principles.  The Company's independent auditors are responsible for auditing those financial statements.  Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures, and therefore our discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principles.  We have relied, without independent verification, on management's representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company's financial statements.

Mark J. Bugge	Robert L. Herr	Birgit M. Klohs

Michael K. Le Roy	Richard L. Postma	Thomas P. Rosenbach

Thomas J. Wesholski

Executive Officers

Our executive officers are appointed annually by, and serve at the pleasure of, the Board of Directors or the Chief Executive Officer.

Biographical information for Mr. Haan is included above under "Board of Directors".  The following sets forth biographical information as of March 22, 2018 concerning our executive officers who are not directors:

Craig A. Hankinson, age 50, was appointed to the newly-created position of Chief Operating Officer of the Company and the Bank on February 1, 2017.  He served as the Senior Vice President and Chief Credit Officer of the Company and the Bank from November 2010 through January 2017.  Mr. Hankinson has 29 years of banking experience in the West Michigan and broader Midwest regional market.  Before joining the Company in 2010, he served as Senior Credit Officer of the business banking group for Fifth Third Bank.  Previously, he served as Senior Affiliate Credit Officer, also with Fifth Third Bank, where he directed a commercial loan portfolio comprising middle market, commercial real estate and business banking credit relationships.  Earlier in his career, he held retail, private and commercial banking positions with AmeriBank and Comerica Bank.

Matthew D. Hoeksema, age 46, has been Senior Vice President of the Company since 2011 and is currently Senior Vice President, Chief Commercial Banking Officer of the Bank.  Mr. Hoeksema joined the Bank in 1998 and has spent his entire career in business lending.  Mr. Hoeksema serves on the Economic Development Foundation and previously served as Treasurer of the Holland Area Arts Council, director on the Michigan West Coast Chamber of Commerce and as Chairman of the Lakeshore 504 board of directors.

Jon W. Swets, age 52, has been Senior Vice President and Chief Financial Officer of the Company and the Bank since July 1, 2002.  Prior to joining the Company, Mr. Swets served as an audit partner at Crowe, Chizek and Company.  Mr. Swets also served as Chief Financial Officer for several years at AmeriBank in Holland, Michigan until its acquisition by Fifth Third Bank.  In addition to his public accounting and banking experience, Mr. Swets has also served in his community as a director at Pine Rest Christian Mental Health Services, Grandville Calvin Christian Schools and Foundation, Camp Roger, and CRC Loan Fund.

Jill A. Walcott, age 51, has been Senior Vice President of the Company since 2002 and is currently Senior Vice President, Chief Retail Banking Officer of the Bank.  Ms. Walcott began with the Bank in 1997 as Vice President, Branch Administrator and was promoted to Senior Vice President in 2002. Current areas of oversight include Branch Administration, Retail Lending, and Service Center.  Ms. Walcott also serves on the board of directors for Frederik Meijer Gardens and Michigan Turkey Producers.

Executive Compensation

Compensation Discussion and Analysis

This section discusses material elements of the Company's compensation of the named executive officers and other matters relevant to the Company's compensation program.

Overview. The Compensation Committee (the "Committee") assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Macatawa's compensation and benefit programs and policies. The Committee has the authority and responsibility to, among other things: determine and oversee the Company's executive compensation philosophy, structure, policies and programs; assess whether the Company's compensation structure establishes appropriate incentives for officers and employees; administer or make recommendations to the Board of Directors with respect to compensation and benefit plans; approve stock incentive awards under the Company's stock incentive plans; and recommend to the Board of Directors for approval the base salary and long-term incentive compensation award opportunities of the executive officers. The Committee currently consists of six directors, all of whom are independent under Nasdaq Listing Rules. The Committee receives recommendations from Macatawa's Chief Executive Officer regarding the compensation of executive and senior management (other than the compensation of the Chief Executive Officer).

Comparative Analysis. In 2017, the Bank engaged McLagan, AON Hewitt, a compensation consultant, to provide a market analysis of the Company's compensation practices. This analysis covered base salary, annual incentives, total cash compensation, long-term incentives, and total compensation for approximately 159 positions (approximately 370 individuals) including positions comparable to those of the 5 named executive officers. The analysis included a comparison of Macatawa's compensation programs against financial service companies that are similar to the Company in size and scope of operations as reported in the McLagan Financial Services Compensation Survey.  This consultant was not selected or engaged by the Compensation Committee and was not engaged to and did not provide advice or recommendations to the Compensation Committee and, although the Compensation Committee had access to the data in the study and considered that data in its compensation decisions, this consultant was not engaged for the purpose of developing or providing an analysis for the Compensation Committee.  McLagan did not provide any other services to Macatawa in 2017.  Because of the objective nature and broader purpose of this survey, the Compensation Committee does not consider any risk of conflict of interest to be a material consideration.

In 2017, the Company considered this information, along with comparative analysis of publicly disclosed information from a peer group of companies.  The Committee reviewed the results of the comparative analysis to help inform its decision-making process to establish total compensation levels that it believes are competitive and in line with the market. The comparative analysis was one source of information, among many, that the Committee relied upon in its decision-making process.  The peer group of companies included the following institutions:

Independent Bank Corporation	Mercantile Bank Corporation	First Citizens Banc Corp.
Isabella Bank Corporation	Peoples Bancorp, Inc.	QCR Holdings, Inc
First Defiance Financial Corp.	German American Bancorp, Inc.
First Financial Corporation	First Mid-Illinois Bancshares, Inc.
Old Second Bancorp, Inc.	Bankfinancial Corporation

Compensation Philosophy and Objectives.  Macatawa's philosophy is to maximize long-term shareholder return consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes the Company must provide competitive salaries and appropriate incentives to achieve long-term shareholder return.  The Company's executive compensation policies are designed to achieve four primary objectives:

•	provide incentives for achievement of long-term shareholder return;
•	align the interests of management with shareholders to encourage continuing increases in shareholder value;
•	attract and retain well-qualified executives who will lead the Company and inspire superior performance; and
•	provide incentives for achievement of corporate goals and individual performance.

The Committee's goal is to effectively balance salaries with compensation that is performance-based commensurate with an executive officer's individual management responsibilities and contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive officer's responsibilities increase.

The Committee has considered the potential risks arising from the Company's compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company's total compensation program drives the appropriate behaviors in management, is competitive in the marketplace and fairly distributes the earnings of the Company to the shareholders and to the employees.

The Company currently provides its shareholders with the opportunity to cast an annual advisory vote to approve executive compensation (a "Say-on-Pay proposal"). At the Company's annual meeting of shareholders held in May 2017, a substantial majority of the votes cast on the Say-on-Pay proposal at that meeting were voted to approve the Company's executive compensation for 2016. The Committee believes this affirms shareholders' support of the Company's approach to executive compensation. In light of the voting results, the Company did not materially change its approach in 2017. The Committee will continue to consider the outcome of advisory votes on the Company's Say-on-Pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation

Macatawa's executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) awards of longer-term equity-based incentives in the form of restricted stock beginning in 2012; and (iii) participation in the Company's retirement plans. All executive and senior management of Macatawa and the Bank are eligible to participate in the same executive compensation plans that are available to the Chief Executive Office. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits. To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual and corporate performance and achievements, the strategic value of the position and current compensation practices of other peer group bank companies. While the Committee considers all of these factors, it ultimately determines annual base salaries in its judgment, based on what it considers to be reasonable and appropriate for the Company.

Longer-Term Equity-Based Incentives. A portion of compensation is also linked to individual and corporate performance through restricted stock compensation awards. Other forms of equity-based compensation may be awarded by the Committee. Awards under Macatawa's equity-based compensation plan are designed to:

•	more closely align the executive officer with shareholder interests;
•	reward executive officers for individual and corporate performance and for building shareholder value; and
•	provide executive officers the opportunity to build ownership in the Company.

The Committee believes that stock ownership by management is beneficial to shareholders. The Committee administers all aspects of equity based compensation and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.

In 2012, the Company implemented a market-competitive formula approach for awarding equity-based compensation. For each named executive officer, the Committee established a target for equity-based compensation based on a percentage of base salary. For 2017, the target percentage of base salary for each named executive officer was as follows: Mr. Haan – 21%, Mr. Hankinson - 21%, Mr. Swets - 18%, Mr. Hoeksema - 18%, Ms. Walcott - 13%.

The Committee considers each named executive officer's position and its attendant duties, responsibilities and authority when setting the target equity compensation value. The Company calculates the number of longer-term equity-based incentive awards granted utilizing the fair value of the awards as of the date of grant in accordance with the same standard applied for financial accounting purposes.

Ultimately, the Committee retains discretion to award equity-based compensation at levels it determines in its judgment based on a number of factors, including individual and corporate performance.

In 2017, the Committee granted 27,160 restricted shares to the named executive officers. The restricted shares vest equally over three years.  Shares will vest if the executive officer is fully employed with the Company at the time of vesting.  In 2017, the Company granted restricted stock awards to its named executive officers in numbers of shares chosen so the grant date market value of those shares would approximate the grant date market value of restricted stock awards granted to the same officers in 2016.

Retirement Plans. Macatawa has a 401(k) savings plan with a safe harbor match that covers all employees. The Committee believes that Macatawa's retirement plans encourage long-term commitment by the Company's officers and assist Macatawa in attracting and retaining talented executives. The Company makes matching contributions equal to 100% of the first 3% of employee contributions and 50% of the employee contributions in excess of 3%, up to 5%.

Discretionary Bonuses. The Committee may award discretionary bonuses to executive officers on a case-by-case basis to reward the individual for the Company's overall performance, taking into consideration individual performance.  No discretionary bonuses were approved for the named executive officers in 2015, 2016 or 2017.

Change in Control Agreements.  During 2015, the Committee and the Board of Directors approved and Macatawa entered into Change in Control Agreements with its Chief Executive Officer, Mr. Haan, and Chief Financial Officer, Mr. Swets.  On July 21, 2016, the Company entered into Amended and Restated Change in Control Agreements with Mr. Haan and Mr. Swets.  The only change in these agreements was to clarify them by capping the combined amount of cash bonus paid and grant date fair value of restricted stock awarded to be included in the formula for any year used for the purpose of computing the severance pay benefit payable to the individual to an amount not exceeding 75% of base salary for that year.  On February 1, 2017, the Committee and the Board of Directors approved and Macatawa entered into a Change in Control Agreement with its Chief Operating Officer, Mr. Hankinson.  The terms of these agreements are discussed in detail under the heading "Retirement, Termination or Change in Control Payments" below.  The Change in Control Agreements are "double trigger" agreements, which provide for specified payments and benefits in the event that a change in control of Macatawa occurs and the individual officer's employment is terminated in connection with the change in control.  The Committee and the Board of Directors believe that change in control agreements for its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer are appropriate because if the Board of Directors determines in the future to pursue a strategy which will result in a change in control of the corporation, these three officers would be most likely to have their employment adversely affected by a change in control and would be essential to an effective and successful conclusion of a change in control transaction.  The double trigger format was selected because it was considered to be the format most consistent with corporate and shareholder interests.

Compensation Recovery Policy.  On July 21, 2016, the Committee recommended and the Board of Directors adopted a compensation recovery policy.  This policy, commonly called a "clawback policy", requires that in the event that the Corporation is required to prepare an accounting restatement of its financial statement due to material non-compliance with any financial reporting requirement, the Board of Directors will require reimbursement or forfeiture of any excess incentive compensation that was granted, earned or vested based wholly or in part on the attainment of a financial reporting measure during the three completed fiscal years immediately preceding the date on which the corporation was required to prepare an accounting restatement.  The Company did not grant any form of compensation that was earned or vested based on attainment of specific financial reporting measures in 2015, 2016 or 2017.  A copy of the compensation recovery policy is available in the "Investor Relations/Company Overview/Governance Documents" section of our website, www.macatawabank.com.

Summary Compensation Table

The following table shows information concerning the compensation earned by the Chief Executive Officer, the Chief Financial Officer and each of the Company's three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of December 31, 2017 (the officers identified in the table below are referred to in this proxy statement as the "named executive officers").

	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Nonequity Incentive Plan Compen- sation	All Other Compensation ($)(3)	Total ($)

Ronald L. Haan Chief Executive Officer and President and a director of the Company and the Bank	2017 2016 2015	420,000 420,000 400,000	0 0 0	88,725 88,800 88,800	0 0 0	0 0 0	14,364 14,164 14,164	523,089 522,964 502,964
Craig A. Hankinson Senior Vice President of the Company and Chief Operating Officer of the Bank	2017 2016 2015	262,462 235,000 215,000	0 0 0	55,575 55,503 55,500	0 0 0	0 0 0	11,734 10,156 9,573	329,771 300,659 280,073
Jon W. Swets Senior Vice President and Chief Financial Officer of the Company and the Bank	2017 2016 2015	245,000 245,000 235,000	0 0 0	44,996 47,180 47,175	0 0 0	0 0 0	11,014 11,014 10,912	301,010 303,194 293,087
Matthew D. Hoeksema Senior Vice President of the Company and Chief Commercial Banking Officer of the Bank	2017 2016 2015	232,500 220,000 200,000	0 0 0	44,996 33,296 33,300	0 0 0	0 0 0	5,650 468 418	283,146 253,764 233,718
Jill A. Walcott Senior Vice President of the Company and Chief Retail Banking Officer of the Bank	2017 2016 2015	220,000 210,000 200,000	0 0 0	30,518 30,521 30,525	0 0 0	0 0 0	9,876 9,421 8,896	260,394 249,943 239,421

(1)	Includes salary deferred under the Company's 401(k) savings plan.
(2)
Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).  Assumptions used in the calculation of these amounts are included in the Notes to the Company's audited financial statements for the year ended December 31, 2017.  The stock awards granted on November 16, 2017, vest at a rate of one-third each year beginning on November 16, 2018, and fully vest on November 16, 2020.  Before vesting, the shares are subject to restrictions as provided in the Macatawa Bank Corporation Stock Incentive Plan of 2015.

(3)
Includes term life insurance premiums paid for the benefit of the named executive officers and employer contributions to the Company's 401(k) savings plan. Employer contributions to the Company's 401(k) savings plan for Mr. Haan were $10,800 in 2017, $10,600 in 2016 and $10,600 in 2015.

Median to Principal Executive Officer Compensation "Pay Ratio"

Section 953(b) of the Dodd-Frank Act requires disclosure of the ratio of the Company's principal executive officer's total annual compensation to the Company's "median employee" total annual compensation, also known as "pay ratio".  For 2017, our "median employee" was determined by taking the roster of all persons employed by the Company or its subsidiaries, whether as full-time, part-time, seasonal, or temporary employees, as of December 31, 2017, excluding the principal executive officer, and using annual compensation amounts, identifying the individual at the midpoint of the roster.  Annual compensation for this purposes included base compensation, cash bonus, stock awards, equity compensation, term insurance premiums and 401(k) employer contributions.  Based on this analysis, total median employee compensation amounted to $45,349 for 2017.  Compared to our principal executive officer total annual compensation of $523,089 for 2017 disclosed above, the pay ratio was 11.5 to 1 for 2017.

Grants of Plan-Based Awards

The following table provides information concerning shares of restricted stock granted during 2017.  No other types of plan-based awards were granted during 2017.

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (1) (#)	Grant Date Fair Value of Stock Awards (2) ($)
Ronald L. Haan	11/16/2017	9,100	88,725
Craig A. Hankinson	11/16/2017	5,700	55,575
Jon W. Swets	11/16/2017	4,615	44,996
Matthew D. Hoeksema	11/16/2017	4,615	44,996
Jill A. Walcott	11/16/2017	3,130	30,518

(1)
Shares of restricted stock which vest at a rate of one-third each year on the award date anniversary over three years. Before vesting, the shares are subject to restrictions as provided in the Macatawa Bank Corporation Stock Incentive Plan of 2015.  Restricted stock that does not vest will be forfeited.

(2)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).

Option Exercises and Stock Vested

The following table provides information concerning shares of restricted stock vested during 2017.  No stock options were exercised during 2017.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)
Ronald L. Haan	---	---	13,696	136,004
Craig A. Hankinson	---	---	7,226	71,622
Jon W. Swets	---	---	7,276	72,252
Matthew D. Hoeksema	---	---	4,970	49,336
Jill A. Walcott	---	---	4,708	46,751

(1)	None of the named executive officers exercised any stock options in 2017.
(2)
The number of shares shown is the gross number of shares covered by awards vested. Shares for the required tax withholding (if elected by the officer) may be deducted from the gross number of shares vested, resulting in a smaller number of shares issued.

(3)
The dollar values reported in this column were calculated using the closing price of Macatawa's common stock on vesting dates of November 19, 2017, November 20, 2017 and December 12, 2017 at $9.91, $10.03 and $9.79 per share, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards for each named executive officer as of December 31, 2017:

		Option Awards					Stock Awards(1)
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Ronald L. Haan	01/17/2008 11/19/2015 12/12/2016 11/16/2017	20,000 --- --- ---	--- --- --- ---	--- --- --- ---	$8.57 --- --- ---	01/17/2018 --- --- ---	5,334 6,060 9,100	53,340 60,600 91,000
Craig A. Hankinson	11/19/2015 12/12/2016 11/16/2017	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	3,334 3,788 5,700	33,400 37,880 57,000
Jon W. Swets	01/17/2008 11/19/2015 12/12/2016 11/16/2017	15,000 --- --- ---	--- --- --- ---	--- --- --- ---	$8.57 --- --- ---	01/17/2018 --- --- ---	2,834 3,220 4,615	28,340 32,200 46,150
Matthew D. Hoeksema	11/19/2015 12/12/2016 11/16/2017	--- --- ---	--- --- ---	--- --- ---	--- --- ---	--- --- ---	2,001 2,272 4,615	20,100 22,720 46,150
Jill A. Walcott	01/17/2008 11/19/2015 12/12/2016 11/16/2017	10,000 --- --- ---	--- --- --- ---	--- --- --- ---	$8.57 --- --- ---	01/17/2018 --- --- ---	1,834 2,083 3,130	18,340 20,830 31,300

(1)	Stock awards are shares of restricted stock, which vest at a rate of one-third each year on the award date anniversary over three years.
(2)	Computed by multiplying the number of shares that have not vested by the per share closing price of Company common stock on December 31, 2017 of $10.00.

Retirement, Termination or Change in Control Payments

The Company sponsors a 401(k) savings plan which covers substantially all employees. Employees may elect to contribute to the plan up to the maximum percentage of compensation and dollar amount subject to statutory limitations.  The Company makes matching contributions equal to 100% of the first 3% of employee contributions and 50% of the employee contributions in excess of 3%, up to 5%.

Named executive officers may participate in the Company's 401(k) savings plan, which will provide payment following retirement dependent on contributions by the officer and the Company during their term as an employee. Named executive officers are not eligible for any other Company benefits following resignation, retirement, termination of employment or change in control.

Upon a change of control (as defined in the Macatawa Bank Corporation 2006 Stock Compensation Plan and in the Macatawa Bank Corporation Stock Incentive Plan of 2015) of the Company, all unvested restricted stock awards would fully vest and all restrictions would immediately cease.  Assuming a change of control of the Company occurred on December 31, 2017, the number of shares of restricted stock that would have vested and the value that would have been realized by each named executive officer upon such vesting is reported in the columns entitled "Number of Shares or Units of Stock That Have Not Vested" and "Market Value of Shares or Units That Have Not Vested" in the "Outstanding Equity Awards at Fiscal Year-End" table above, and is here incorporated by reference.

On June 22, 2015, the Company entered into Change in Control Agreements with two of the Company's executive officers, its Chief Executive Officer, Ronald L. Haan and its Chief Financial Officer, Jon W. Swets.  These agreements were amended and restated effective July 21, 2016.  On February 1, 2017, the Company entered into a similar Change in Control Agreement with another executive officer, Craig A. Hankinson, who was appointed to the newly created position of Chief Operating Officer.  Pursuant to the Change in Control Agreements, the Executive will receive severance benefits if, within six months before or twenty-four months after a change in control of the Company, the Executive is terminated by the Company without cause or terminates employment for good reason.  Upon the occurrence of this event, Mr. Haan would be entitled to a lump sum cash payment equal to 2.0 times his average annual compensation, and Mr. Hankinson and Mr. Swets would be entitled to a lump sum cash payment equal to 1.5 times their average compensation.  For this purpose, average compensation is equal to the three year average of annual base salary, cash bonuses, if any, and the fair market value of restricted stock awards averaged over the last three completed calendar years.  The combined amount of any cash bonus paid and grant date fair value of restricted stock awarded to be included in the formula for any year for the purpose of computing average compensation is limited to an amount not exceeding 75% of base salary for that year.  If the Company implements a cash incentive bonus plan, the Executive would also receive a prorated cash bonus for the year of termination based on target performance for the year in which the termination occurs. Each Change in Control Agreement includes a Section 280G cap that limits payments under the agreement as necessary to avoid tax penalties under Section 280G of the Internal Revenue Code.  If a change in control had occurred and the employment of Mr. Haan, Mr. Hankinson and Mr. Swets had been terminated effective December 31, 2017, Mr. Haan would have been entitled to a single lump sum payment of $1,004,217, Mr. Hankinson would have been entitled to a single lump sum payment of $439,520 and Mr. Swets would have been entitled to a single lump sum payment of $432,176.

Receipt of the Executive's severance benefits is conditioned on obtaining a release and resignation from all of the Executive's positions with the Company and Macatawa Bank. Additionally, each Change in Control Agreement includes non-competition provisions prohibiting employment by a competitor for a period of twenty-four months for Mr. Haan, eighteen months for Mr. Hankinson and six months for Mr. Swets. The Change in Control Agreements also prohibit solicitation of the Company's customers and employees for a period of twenty-four months for Mr. Haan and eighteen months for Mr. Hankinson and Mr. Swets.

Compensation of Directors

During 2017, non-employee directors of the Company and the Bank received compensation according to the following fee structure.  Mr. Haan did not receive any compensation for his service as a director during 2017.

Director Fee Structure for the Company

●	Annual cash retainer of $5,000.
●	Per meeting fee of $750.
●	Audit Committee annual fee of $2,000 (instead of per meeting fee).
●	Compensation Committee per meeting fee of $450.
●	Governance Committee per meeting fee of $450.

Director Fee Structure for the Bank

●	Annual cash retainer of $10,000.
●	Per meeting fee of $750.
●	Loan Committee annual fee of $3,000 (instead of per meeting fee).
●	Trust Committee annual fee of $1,000 (instead of per meeting fee).
●	Asset Liability Management Committee annual fee of $1,000 (instead of per meeting fee).

Directors also customarily receive an annual restricted stock award.  The Company's Chairman of the Board, Mr. Richard L. Postma, does not accept compensation of any kind for his service as a director or as Chairman of the Board of the Company and the Bank.  Mr. Bugge assigns all compensation he receives for service as a director, Committee member and Committee chairman of Macatawa and Macatawa Bank to White Bay Capital.

The following table sets forth the compensation paid to Company directors for services rendered during 2017.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compen- sation($)	Total($)
Mark J. Bugge (3)	2017	38,450	6,825	---	45,275
Charles A Geenen	2017	37,900	6,825	---	44,725
Robert L. Herr	2017	39,400	6,825	---	46,225
Birgit M. Klohs	2017	35,950	6,825	---	42,775
Michael K. Le Roy	2017	36,900	6,825	---	43,725
Douglas B. Padnos	2017	34,350	6,825	---	41,175
Richard L. Postma	2017	---	---	---	---
Thomas P. Rosenbach	2017	39,350	6,825	---	46,175
Thomas J. Wesholski	2017	40,000	6,825	---	46,825

(1)	Amounts in this column reflect amounts paid in cash for services as a director in 2017.

(2)
Stock option awards were not granted in 2017.  On November 16, 2017, each director (except Mr. Postma who does not accept any compensation for his services as a director) was granted a 700 share restricted stock award.  These awards vest at a rate of one-third each year beginning on November 16, 2018, and fully vest on November 16, 2020.  Before vesting, the shares are subject to restrictions as provided in the Macatawa Bank Corporation Stock Incentive Plan of 2015.

(3)	Compensation was paid to White Bay Capital for Mr. Bugge's services as a director.

Compensation Committee Interlocks and Insider Participation

Richard L. Postma, Charles A. Geenen, Robert L. Herr, Douglas B. Padnos, Thomas P. Rosenbach, and Michael K. Le Roy served as members of the Compensation Committee in 2017.  None of the members of the Compensation Committee was an officer or employee of Macatawa or formerly an officer of Macatawa.  None of Macatawa's executive officers served as a member of a compensation committee (or a board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the Macatawa Compensation Committee.

Compensation Committee Report

The following is the report of the Compensation Committee. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis."  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Macatawa's annual report on Form 10-K and proxy statement.

Respectfully submitted,

Richard L. Postma, Chairman	Douglas B. Padnos	Charles A. Geenen

Robert L. Herr	Michael K. Le Roy	Thomas P. Rosenbach

Ownership of Macatawa Stock

Five Percent Shareholders

The following table sets forth the number of shares of Macatawa common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Macatawa's outstanding shares of common stock as of December 31, 2017.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)

White Bay Capital, LLLP(2)(3) 3133 Orchard Vista Drive, S.E. Grand Rapids, Michigan 49546	5,313,335	5,313,335	---	5,313,335	15.6%

(1)	The percentage set forth in this column was calculated on the basis of 33,972,977 shares of common stock outstanding as of December 31, 2017.
(2)
Based on a Form 4 dated November 28, 2017 filed by White Bay Capital, LLLP.  The Stephen A. Van Andel 2009 WBC Trust is the general partner of White Bay Capital, LLLP.  Stephen A. Van Andel is the sole trustee of the Trust and has the authority to vote its common stock. The Company is not responsible for the accuracy of this information.

Ownership of Management

The table below sets forth the number of shares of Macatawa common stock that each of our directors and nominees for director, each named executive officer in the Summary Compensation Table above, and all directors, nominees for director and named executive officers of Macatawa as a group are deemed to have beneficially owned as of December 31, 2017.  Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)		Percent of Class(4)

Mark J. Bugge	1,172	---	1,172		*
Charles A. Geenen	115,372	---	115,372		*
Ronald L. Haan	210,534	62,339	272,873	(5)	*
Craig A. Hankinson	12,822	34,647	47,469		*
Robert L. Herr	4,425	13,000	17,425		*
Matthew D. Hoeksema	58,396	36,339	94,735		*
Birgit M. Klohs	7,017	---	7,017		*
Michael K. Le Roy	2,450	---	2,450		*
Douglas B. Padnos	109,835	15,781	125,616		*
Richard L. Postma	1,559,639	---	1,559,639		4.6%
Thomas P. Rosenbach	40,450	---	40,450		*
Jon W. Swets	110,217	1,995	112,212		*
Jill A. Walcott	503,158	---	503,158		1.5
Thomas J. Wesholski	3,450	21,612	25,062		*
All directors, nominees and executive officers as a group (15 persons)	2,738,937	185,713	2,924,650		8.6%

(1)
The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of December 31, 2017.

(2)
These numbers include shares held directly and shares subject to options that were exercisable as of December 31, 2017, or that will be exercisable within 60 days after December 31, 2017.  Each listed person with such stock options and the number of shares subject to such stock options is shown in the chart below:

Stock Options
Ronald L. Haan	20,000
Jon W. Swets	15,000
Jill A. Walcott	10,000
Total	45,000

All listed stock options were exercised after December 31, 2017.

(3)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)
The percentages set forth in this column were calculated on the basis of 33,972,977 shares of common stock outstanding as of December 31, 2017, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after December 31, 2017.

(5)	Mr. Haan pledged 62,339 shares of common stock in connection with a line of credit to purchase 20,000 additional shares of common stock.

Transactions with Related Persons

Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, the Bank in the ordinary course of business during 2017. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than a normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.

The Audit Committee Charter requires the Audit Committee to review and approve all transactions between the Company and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Macatawa's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Macatawa common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC.  Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Macatawa with copies of all Section 16(a) reports they file with the SEC.  Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for 2017, we believe that all required reports were filed by such persons on a timely basis during the last fiscal year.

Shareholder Proposals

Any proposal of a shareholder intended to be presented for action at the 2019 annual meeting of the Company must be received by the Company before November 22, 2018, if the shareholder wishes the proposal to be included in the Company's proxy materials for that meeting.  For all other proposals, notice must be received by the Company, before March 9, 2019 but after February 7, 2019.  All proposals must be mailed to the Company at P.O. Box 3119, Holland, Michigan 49422-3119.

Solicitation of Proxies

We will initially solicit proxies by mail.  In addition, directors, officers and associates of Macatawa and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation.  Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them.  We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners.

Additional Information

An Annual Report on Form 10-K for the year ended December 31, 2017, including the financial statements and the financial statement schedules, will be provided free of charge to shareholders upon written request. Write to Macatawa Bank Corporation, Attention: Jon W. Swets, Secretary, P.O. Box 3119, Holland, Michigan 49422-3119.  The Form 10-K may also be accessed under the "Investor Relations" section of our website, www.macatawabank.com, by clicking the "Investor Relations/SEC Filings/Annual Reports" link.  The Form 10-K and certain other periodic filings are filed with the SEC. The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Company, which file electronically. The SEC's web site address is http:\\www.sec.gov.

As permitted by Securities and Exchange Commission rules, only one copy of this 2018 Proxy Statement and the 2017 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address who have notified us of their election to receive only one copy of such documents. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2018 Proxy Statement and the 2017 Annual Report to Shareholders. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or oral request. We will begin sending separate copies of such documents within thirty days of receipt of such instructions. All requests or instructions should be addressed to Macatawa Bank Corporation, Attn: Bryan Barker, 10753 Macatawa Drive, Holland, Michigan 49424.

BY ORDER OF THE BOARD OF DIRECTORS
Jon W. Swets
Secretary
March 22, 2018

Your vote is important.  Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.  See the information in the Introduction section of our proxy statement regarding how to revoke a proxy and how to vote in person.

MACATAWA BANK CORPORATION 10753 MACATAWA DRIVE HOLLAND, MI 49424
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E39164-P02698	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MACATAWA BANK CORPORATION

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:
1.	Election of three directors to hold office for a three year term.	For	Withhold

	1a. Ronald L. Haan	☐	☐

	1b. Douglas B. Padnos	☐	☐

	1c. Richard L. Postma	☐	☐

		For	Against	Abstain

2.	Advisory approval of executive compensation.	☐	☐	☐

3.	Ratification of appointment of BDO USA, LLP as independent auditors for the fiscal year ending December 31, 2018.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
To Be Held on May 8, 2018:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E39165-P02698

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MACATAWA BANK CORPORATION

The undersigned hereby appoints Ronald L. Haan and Jon W. Swets, or either of them, of Macatawa Bank Corporation (“Macatawa”), with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Macatawa that the undersigned is entitled to vote at Macatawa’s Annual Meeting of Shareholders (the “Meeting”), to be held on May 8, 2018, at the Pinnacle Center, located at 3330 Highland Drive, Hudsonville, Michigan 49426, at 9:00 A.M. local time, and any and all adjournments or postponements of the Meeting, on all matters that come before, and on all matters incident to the conduct of, the Meeting and any and all adjournments or postponements of the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED, THIS PROXY
WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION
OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY COME BEFORE, AND ON ANY MATTER
INCIDENT TO THE CONDUCT OF, THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the reverse side)